QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.3

RESTRICTED STOCK AGREEMENT

        THIS RESTRICTED STOCK AGREEMENT (this "Agreement") is made as of the            day of                        , 200    , between Forest Oil Corporation, a New York corporation (the "Company"), and                         (the "Employee").

        1.    Award.    Pursuant to the Forest Oil Corporation 2007 Stock Incentive Plan, as amended (the "Plan"), as of the date of this Agreement,            shares of the Company's common stock, par value $.10 per share (the "Restricted Stock"), shall be issued as hereinafter provided in the Employee's name subject to certain restrictions thereon, in consideration of services that the Employee has performed for the Company in 20    and services to be provided to the Company in the future. The Restricted Stock shall be issued upon acceptance of this Agreement by the Employee and upon satisfaction of the conditions of this Agreement. This award of Restricted Stock shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, which is available on http://corpweb1/. For paper copies of the Plan and prospectus please contact Stock Administration, 707 Seventeenth Street, Suite 3600, Denver, CO 80202, or call 303.812.1502 or 303.812.1579. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.

        2.    Restricted Stock.    The Employee hereby accepts the Restricted Stock when issued and agrees with respect thereto as follows:

          (a)    Forfeiture Restrictions.    The Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of the Employee's employment with the Company for any reason other than death, Disability, or Involuntary Termination (as such terms are hereinafter defined), the Employee shall, for no consideration, forfeit to the Company all Restricted Stock to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock to the Company upon termination of employment are herein referred to as the "Forfeiture Restrictions." The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Stock. For purposes of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

              (i)  "Board" shall mean the Board of Directors of the Company.

             (ii)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (iii)  "Committee" shall mean the committee of the Board that is selected by the Board to administer the Plan as provided in the Plan.

            (iv)  "Corporate Change" shall mean the occurrence of any one or more of the following events: (A) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (B) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (C) the Company is to be dissolved and liquidated; (D) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power); or (E) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board. Notwithstanding the foregoing, the term "Corporate Change" shall not include any reorganization, merger or consolidation involving solely the Company and one or more previously wholly-owned subsidiaries of the Company.

             (v)  "Disability" shall mean that, as a result of the Employee's incapacity due to physical or mental illness, he shall have been absent from the full-time performance of his duties for six consecutive months, and he shall not have returned to full-time performance of his duties within 30 days after written notice of termination is given to the Employee by the Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).

            (vi)  "Involuntary Termination" shall mean any termination of the Employee's employment with the Company which does not result from a resignation by the Employee; provided, however, that the term "Involuntary Termination" shall not include a termination as a result of death, Disability, or a termination of the Employee's employment by the Company (or its subsidiaries) by reason of the Employee's unsatisfactory performance of his duties, to be determined by the Company in its sole discretion, or final conviction of a misdemeanor involving moral turpitude or a felony.

           (vii)  "Section 16 Person" shall mean an officer, director or affiliate of the Company or a former officer, director or affiliate of the Company who is subject to section 16 of the Securities Exchange Act of 1934, as amended.

          (b)    Lapse of Forfeiture Restrictions.    The Forfeiture Restrictions shall lapse as to the Restricted Stock in accordance with the following schedule provided that the Employee has been continuously employed by the Company from the date of this Agreement through the lapse date:

Lapse Date	Percentage of Total Number of Shares of Restricted Stock as to Which Forfeiture Restrictions Lapse

  Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Stock then subject to the Forfeiture Restrictions on (i) the date of a Corporate Change provided that the Employee has been continuously employed by the Company from the date of this Agreement to the date of such Corporate Change or (ii) the date the Employee's employment with the Company is terminated by reason of death, Disability, or Involuntary Termination.

          (c)    Certificates.    A certificate evidencing the Restricted Stock shall be issued by the Company in Employee's name, pursuant to which Employee shall have all of the rights of a shareholder of the Company with respect to the Restricted Stock, including, without limitation, voting rights and the right to receive dividends; provided, however, that dividends paid in shares of the Company's stock shall be subject to the Forfeiture Restrictions. The Employee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock until the Forfeiture Restrictions have expired and a breach of the terms of this Agreement shall cause a forfeiture of the Restricted Stock. The Company, in its discretion, may elect to complete the delivery of the Restricted Stock by means of electronic, book-entry statement, instead of issuing physical share certificates.

          Certificates, if any, shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Stock occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award. Upon the lapse of the Forfeiture Restrictions, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which the Employee is a party) in the name of the Employee in exchange for the certificate evidencing the Restricted Stock, or, as may be the case, it shall issue appropriate instructions to the transfer agent if the electronic, book-entry method is utilized. In any event, the Company, in its discretion, may elect to deliver the shares in certificate form or electronically to a brokerage account established for the Employee's benefit at a brokerage financial institution selected by the Company. At the Company's request, the Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock and the Employee agrees to complete and sign any other documents and take additional action that the Company may request to enable it to deliver the Restricted Stock on the Employee's behalf.

          (d)    Corporate Acts.    The existence of the Restricted Stock shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2(a) hereof shall not apply to the transfer of Restricted Stock pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Stock for all purposes of this Agreement and the certificates representing such stock, securities or other property shall be legended to show such restrictions.

        3.    Withholding of Tax.    To the extent that the receipt of the Restricted Stock or the lapse of any Forfeiture Restrictions results in compensation income or wages to the Employee for federal or state income tax purposes, the Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations. The Employee may elect with respect to this Agreement to surrender or authorize the Company to withhold shares of stock of the Company (valued at their fair market value on the date of surrender or withholding of such shares) to satisfy any tax required to be withheld by reason of compensation income or wages resulting under this Agreement. An election pursuant to the preceding sentence shall be referred to herein as a "Stock Withholding Election" and the Company retains the right to impose conditions on the stock withholding election right. All Stock Withholding Elections shall be made by written notice to the Company at its principal executive office addressed to the attention of the Secretary. If the Employee is not a Section 16 Person, the Employee may revoke such election by delivering to the Secretary written notice of such revocation prior to the date such election is implemented through actual surrender or withholding of shares of stock of the Company (the "Withholding Date"). If the Employee is a Section 16 Person, the Stock Withholding Election must:

            (i)  be irrevocable and made six months prior to the Withholding Date, or

           (ii)  (a) be approved by the Committee, either before or after such election is made, (b) be made, and the Withholding Date occur, during a period beginning on the third business day following the date of release by the Company for publication of quarterly and annual summary statements of sales and earnings and ending on the twelfth business day following such date, and (c) be made more than six months after the effective date of this Agreement.

        If the Employee fails to pay the required amount to the Company or fails to make a Stock Withholding Election, the Company is authorized to withhold from any cash remuneration (or, if the Employee is not a Section 16 Person, stock remuneration, including withholding any Restricted Stock distributable to the Employee under this Agreement) then or thereafter payable to the Employee any tax required to be withheld by reason of compensation income or wages resulting under this Agreement or the disposition of Restricted Stock acquired under this Agreement.

        4.    Status of Stock.    The Employee agrees that the Restricted Stock issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. The Employee also agrees that (i) certificates, if any, representing the Restricted Stock may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted Stock on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Stock.

        5.    Employment Relationship.    For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of either the Company, an Affiliate (as such term is defined in the Plan), or any successor corporation. Without limiting the scope of the preceding sentence, it is expressly provided that the Employee shall be considered to have terminated employment with the Company at the time of the termination of the "Affiliate" status under the Plan of the entity or other organization that employs the Employee. Nothing in the adoption of the Plan, nor the award of the Restricted Stock thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Employee's employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

        6.    Notices.    Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee at his principal place of employment or if sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

        7.    Parachute Payment.    In the event that the receipt of the Restricted Stock or the lapse of any Forfeiture Restrictions would constitute a parachute payment (within the meaning of section 280G of the Code) at a time when the Employee's Severance Agreement, if any, with the Company that is in effect as of the date hereof (or any successor agreement) is in effect, then the amount of such parachute payment shall be treated as a payment to the Employee for purposes of determining the amount of any gross-up payment to be made to the Employee under the terms of any such Severance Agreement (or any successor agreement) with respect to the excise tax imposed by Section 4999 of the Code.

        8.    Entire Agreement; Amendment.    This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both the Employee and an authorized officer of the Company.

        9.    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.

        10.    Controlling Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the date first above written.

FOREST OIL CORPORATION

By:	Cyrus D. Marter IV Vice President, General Counsel and Secretary

EMPLOYEE

[EMPLOYEE NAME] SS#:

QuickLinks

  Exhibit 10.3
RESTRICTED STOCK AGREEMENT